Exhibit 11


                        Computation of Earnings per Share
                                   (unaudited)


                                                       Fiscal Quarters Ended
                                                    ----------------------------
                                                      June 27,      June 28,
                                                        1997          1996
                                                        ----          ----

Weighted average common shares outstanding           4,349,700    4,228,700

Dilutive effect of common equivalent shares (a)        211,000      455,900
                                                    ----------   ----------

Primary average shares outstanding                   4,560,700    4,684,600

Effect of change in share price (b)                     34,300       23,500
                                                    ----------   ----------

Fully diluted weighted average shares outstanding    4,595,000    4,708,100
                                                    ==========   ==========


Net income                                          $  712,700   $1,334,100
                                                    ==========   ==========

Primary earnings per share                          $     0.16   $     0.28
                                                    ==========   ==========

Fully diluted earnings per share                    $     0.16   $     0.28
                                                    ==========   ==========


(a) Calculates the dilutive effect of outstanding stock options based upon the "Treasury Stock Method".

(b) Represents the impact on the treasury stock method of the difference between the average share price during the period and the ending share price for the period.